Exhibit 3.31

CERTIFICATE OF FORMATION

OF

USF REDSTAR LLC

1. The name of the limited liability company is USF RedStar LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. This Certificate of Formation shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of USF RedStar LLC this 22nd day of December, 2005.

/s/ Kirstin Pace Salzman
Kirstin Pace Salzman, Organizer

KC-1352664-2

CERTIFICATE OF MERGER

Pursuant to Section 18-209 of the Delaware Limited Liability Company Act, the undersigned limited liability company duly organized and existing in good standing under the laws of the state of Delaware does hereby certify that:

1. Name and Jurisdiction of Constituent Entities. The names and states of domicile of the constituent corporation and limited liability company to the proposed merger are (a) USF Red Star Inc., a New York corporation (the “Corporation”), and (b) USF RedStar LLC, a Delaware limited liability company (the “Company”), respectively.

2. Agreement of Merger. An Agreement of Merger has been approved and executed by the Corporation and the Company.

3. Surviving Limited Liability Company. The Company shall be the merger’s surviving limited liability company and its name, USF RedStar LLC, shall not change as a result of the merger.

4. Effective Date. Pursuant to the terms of the Agreement of Merger, the merger shall become effective on December 31, 2005.

5. Location of Agreement of Merger. The executed Agreement of Merger is on file at the principal place of business of the Company. The address of the principal place of business of the Company is as follows: 10990 Roe Avenue, Overland Park, Kansas 66211.

6. Furnishing of Agreement of Merger. A copy of the Agreement of Merger will be furnished by the Company on request and without cost, to any member of the Company or any shareholder of the Corporation.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be signed by an authorized officer, this 23rd day of December, 2005.

USF REDSTAR LLC

By:	/s/ Genevieve A. Silveroli
Name:	Genevieve A. Silveroli
Title:	President

KC-1352389-2